Exhibit (d)(4)

Intevac, Inc.
3560 Bassett Street
Santa Clara, CA 95054

January 3, 2025

Seagate Technology Holdings Plc
47488 Kato Road
Fremont, CA 94538
Attn: James C. Lee

Ladies and Gentlemen:

1.          In connection with the consideration by Intevac, Inc. (together with its subsidiaries, “Company”) and Seagate Technology Holdings Plc (together with its subsidiaries, “Counterparty”) of a possible strategic transaction between Company and Counterparty (any such transaction, a “Potential Transaction”), each party is prepared to furnish to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”) certain confidential and proprietary information to permit the other party to evaluate, negotiate, structure and consummate a Potential Transaction (the “Permitted Purpose”). In consideration of, and as a condition to, confidential information being provided to the Receiving Party, the Receiving Party agrees to (a) hold all Evaluation Material (as defined below) that is provided or made available to the Receiving Party in accordance with the provisions of this letter agreement (this “Agreement”) and (b) take or abstain from taking certain other actions specified in this Agreement.

2.          As used in this Agreement, the term “Evaluation Material” means all information concerning the Disclosing Party, whether oral, written, graphic, photographic, electronic or otherwise (including, without limitation, any information furnished prior to the execution of this Agreement), furnished to the Receiving Party or its Affiliates (as defined below) and its and their respective directors, officers, employees, accountants, financial advisors, investment bankers, consultants, legal counsel, and other agents and representatives (all such Persons (as defined below), collectively as to either party, “Representatives”) by the Disclosing Party or its Representatives, and the portions of all notes, reports, analyses, compilations, valuations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronic or otherwise) containing or reflecting, in whole or in part, any such information. Notwithstanding the prior sentence, it is understood and agreed that any Person who is a potential source of, or may provide, equity, debt or any other type of financing for a Potential Transaction will not be deemed to be a Representative of Counterparty unless agreed to in writing by Company.

3.          As used in this Agreement, the term “Evaluation Material” does not include information that (a) is already in the possession of the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party after reasonable investigation to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party or its Representatives prohibiting such disclosure; (b) is already in the possession of or comes into the possession of the Receiving Party or its Representatives from the Disclosing Party or its Representatives pursuant to a commercial relationship between the Disclosing Party and the Receiving Party in existence as of the date of this Agreement, but only so long as such information was or is disclosed pursuant to, and protected by a confidentiality obligation in, an Other Agreement (as defined below); (c) is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (d) is or has become available to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party after reasonable investigation to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party prohibiting such disclosure; or (e) was independently developed by the Receiving Party or its Representatives without use of or reference to the Evaluation Material.

4.          As used in this Agreement, (a) “Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person (for purposes of this definition, the term “control,” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by management agreement or other contract, through a general partner, limited partner or trustee relationship, or otherwise); and (b) “Person” will be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory agency or body, or other entity, group or individual.

5.          Except to the extent expressly permitted by paragraph 6 or paragraph 7, the Receiving Party agrees that it will, and it will direct its Representatives who receive Evaluation Material or Transaction Information (as defined below) to, (a) keep the Evaluation Material and Transaction Information confidential; and (b) not disclose any Evaluation Material or Transaction Information, in whole or in part, to any Person other than those Representatives of the Receiving Party who need to know such information for the Permitted Purpose and who are informed by the Receiving Party of the confidential nature of Evaluation Material and Transaction Information. The Receiving Party will not, and will cause its Representatives who receive Evaluation Material not to, use Evaluation Material, directly or indirectly, for any purpose other than the Permitted Purpose. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of Evaluation Material and Transaction Information and to prevent its Representatives from prohibited or unauthorized disclosure or use of Evaluation Material or Transaction Information. In addition to any remedies that a party may have against the other party’s Representatives for violations or threatened violations of this Agreement, each party will be directly responsible for any actions or omissions by its Representatives that constitute a violation of this Agreement.

6.          Except to the extent expressly permitted by paragraph 7, no party or its Representatives will disclose to any Person (other than such party’s Representatives) any information regarding a Potential Transaction (such information, “Transaction Information”). Transaction Information includes, without limitation, (a) the fact that discussions or negotiations are taking place, or previously took place, concerning a Potential Transaction, including, without limitation, the status thereof, the receipt or review of Evaluation Material by Counterparty, or the termination of discussions or negotiations; (b) any of the terms, conditions or other facts with respect to a Potential Transaction or of the other party’s consideration of a Potential Transaction; (c) that this Agreement exists or the terms of this Agreement; or (d) that Evaluation Material has been made available to such party or its Representatives or that such party or its Representatives have reviewed any Evaluation Material or attended any meetings with the other party or its Representatives or conducted any other form of due diligence, in each case in relation to a Potential Transaction. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, following Company’s entry into, and public announcement of, a definitive agreement to effect a strategic transaction, Company (i) will be permitted to make public disclosures, to the extent required to comply with the U.S. securities laws, regarding the existence of the solicitation or negotiation of a possible strategic transaction involving Company, which disclosures may include the terms of any transaction proposals made by Counterparty to Company or its Board of Directors (the “Board”) (but only so long as Company does not explicitly identify Counterparty or disclose any reasonably identifiable description of Counterparty ); and (ii) will not be obligated to keep confidential the terms of any proposal (including the identity of Counterparty) that, following the public disclosure of a definitive agreement between Company and a third party to effect a strategic transaction, is submitted by Counterparty to Company or the Board (and, for the avoidance of doubt, such proposal and the making of such proposal will not be considered to be Transaction Information).

7.          Notwithstanding anything to the contrary in this Agreement:

(a)          if the Receiving Party or any of its Representatives is required by (i) applicable law, rule or regulation (including the rules and regulations of any self-regulatory organization having jurisdiction over the Receiving Party or such Representative, including any stock exchange on which the Receiving Party’s securities are listed), (ii) subpoena, interrogatory, investigative demand or similar legal process or (iii) an order or other requirement of a court, government, or governmental agency or authority to disclose any Evaluation Material or Transaction Information, then the Receiving Party agrees to, and will cause its Representatives to, (A) promptly notify, to the extent legally permissible, the Disclosing Party in writing of the existence, terms and circumstances surrounding such requirement; (B) consult, to the extent practicable and legally permissible, with the Disclosing Party on the advisability of taking legally available steps, at the Disclosing Party’s sole expense, to resist or narrow such requirement; and (C) if disclosure of such information is required, furnish only that portion of the Evaluation Material or Transaction Information that the Receiving Party or its applicable Representative is legally required to disclose (as determined in the good faith judgment of the Receiving Party or such Representative);

(b)          the Receiving Party or its Representatives may disclose Evaluation Material or Transaction Information without complying with paragraph 7(a) to the extent that such disclosure is made to a governmental agency or authority, bank examiner or self-regulatory organization having jurisdiction over the Receiving Party or such Representative, but only if (i) such disclosure is pursuant to an ordinary course exercise of such entity’s supervisory or regulatory authority that is not specifically directed at the Disclosing Party, a Potential Transaction, Evaluation Material or Transaction Information; and (ii) the Receiving Party informs, or directs its Representatives to inform, such agency, authority, examiner or organization of the confidential nature of the information disclosed and requests that such information be kept confidential;

(c)          either party or its Representatives may disclose Transaction Information without complying with paragraph 7(a) in response to an information request relating to Company from the Financial Industry Regulatory Authority or analogous regulatory agency or authority; and

(d)          either party may disclose Evaluation Material or Transaction Information without complying with paragraph 7(a) to the extent necessary to defend any litigation, claim or cause of action relating to a Potential Transaction or this Agreement that is brought against such party or any of its Representatives by the other party, it being understood that the party engaging in such disclosure will use its reasonable best efforts to preserve the confidentiality of the Evaluation Material or Transaction Information being disclosed, including, without limitation, by cooperating with any action by the other party to obtain, at the other party’s sole expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Evaluation Material or Transaction Information.

8.          It is understood that, without the prior written consent of Company, Counterparty and its Representatives acting on its behalf will not, directly or indirectly, (a) contact any third party who may provide equity or debt financing for a Potential Transaction to discuss a Potential Transaction in any manner whatsoever (including, without limitation, on a confidential or “no names” basis); (b) disclose any Evaluation Material or Transaction Information to any such financing source; or (c) enter into any arrangement, agreement or understanding (including, with respect to any commercial bank or private credit provider, exclusivity that would impair in any manner, directly or indirectly, the ability of such commercial bank or private credit provider, or its respective Affiliates, to serve as a financing source to any other Person considering a transaction involving Company or to engage in a transaction involving Company) with any financing source in respect of a Potential Transaction or any other non-ordinary course transaction involving Company. Counterparty represents and warrants that neither Counterparty nor any of its Representatives acting at its direction has entered into any such agreement, arrangement or understanding. In addition, Counterparty and its Representatives will not, directly or indirectly, except as permitted by this Agreement or pursuant to ordinary course communications in connection with the parties’ commercial relationship, contact or communicate with any Person (including, without limitation, any stockholder, director, officer, employee, Affiliate, customer or supplier of Company) in any way regarding any Evaluation Material or Transaction Information, other than communications between Company and its Representatives and Counterparty and its Representatives with respect to the terms of a Potential Transaction.

9.          Counterparty understands that if Company determines to pursue a Potential Transaction or similar transaction, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to a Potential Transaction or similar transaction. Each of Company and Counterparty acknowledges that (a) Company and its Representatives are free to conduct the process relating to the evaluation of a Potential Transaction or similar transaction as Company and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective parties and entering into a preliminary or definitive agreement of any type) without prior notice to Counterparty or any other Person; (b) Company reserves the right, in its sole discretion, to change the Procedures at any time without prior notice to Counterparty or any other Person; and (c) each of Company and Counterparty reserves the right, in its sole discretion, to (i) reject any and all proposals made by the other party or any of its Representatives with respect to a Potential Transaction; and (ii) suspend or terminate discussions and negotiations with the other party at any time and for any reason. Counterparty will submit or direct all communications, requests for additional information, requests for facility tours or management meetings, or questions regarding the Procedures exclusively to the individuals designated by Company from time to time.

10.          Each party agrees that, except for the matters specifically agreed to in this Agreement, unless and until a definitive agreement regarding a Potential Transaction between Company and Counterparty has been executed, neither party nor its Representatives will be under any legal obligation to the other party or its Representatives with respect to a Potential Transaction by virtue of this Agreement or otherwise. The Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party and its Representatives to, and their review of, Evaluation Material. Upon such termination of access, the Receiving Party will, and will cause and its Representatives to, (a) return or destroy (with such destruction certified in writing, if requested, to the Disclosing Party by an authorized officer of the Receiving Party or its Representative) all Evaluation Material in the possession or control of the Receiving Party or its Representatives without retaining any copy thereof. However, one copy of such Evaluation Material may be retained by the Receiving Party’s outside legal counsel for compliance purposes or for the purpose of defending or maintaining any litigation relating to this Agreement. Notwithstanding anything to the contrary in this paragraph 10, the Receiving Party and its Representatives will not be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to standard electronic backup and archival procedures if (i) personnel whose functions are not primarily information technology in nature do not have access to such retained copies; and (ii) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties. No such termination or return or destruction of any Evaluation Material will affect the obligations of either party under this Agreement, which obligations will continue in effect in accordance with the terms of this Agreement for two years following the expiration of this Agreement.

11.          Notwithstanding anything to the contrary in this Agreement, the Receiving Party will not be prohibited from using Residual Knowledge (as defined below) for any purpose, subject to any valid patents, copyrights, trademarks, service marks and semiconductor mask work rights of the Disclosing Party. “Residual Knowledge” means ideas, concepts, know-how or techniques related to the Evaluation Material that are retained in the unaided memories of the Receiving Party’s employees who have had access to the Evaluation Material consistent with the terms of this Agreement. An employee’s memory will be considered to be unaided if the employee has not (a) intentionally memorized the Evaluation Material for the purpose of retaining and subsequently using or disclosing it; or (b) made reference to the written embodiment of the Evaluation Material. Nothing in this paragraph 11 gives the Receiving Party the right to use, disclose, publish or disseminate (i) the source of the Residual Knowledge; or (ii) any financial, statistical or personnel data or business plans of the Disclosing Party. The Receiving Party will have no obligation to pay royalties for any work resulting from the use of Residual Knowledge in accordance with this Agreement.

12.          Each party acknowledges that it is and that its Representatives who are informed as to the matters that are the subject of this Agreement will be made aware that the United States securities laws would place restrictions on any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

13.          During the Standstill Period (as defined below), Counterparty will not, and will direct (i) its Affiliates that have received Evaluation Material or Transaction Information and (ii) any of its other Representatives acting on its behalf not to, directly or indirectly, unless specifically requested to do so in advance by the Board or except as expressly agreed to in writing by Company with respect to a Potential Transaction:

(a)          effect, seek, knowingly encourage, offer, knowingly assist, facilitate, cause, engage in or participate in, or announce any intention to effect, seek, encourage, offer, assist, facilitate, cause, engage in or participate in:

(i)          the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (whether equity or debt) of Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of Company, including, without limitation, any swaps or other derivative arrangements (such rights, options or other securities, collectively, “Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of Counterparty) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise, and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (including any rules and regulations promulgated thereunder, the “Exchange Act”)), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise;

(ii)          the acquisition of all or a substantial portion of the assets or businesses of Company (or any direct or indirect rights or options to acquire such ownership);

(iii)          any tender or exchange offer, consolidation, acquisition, merger, joint venture, exclusive license or other similar business combination involving Company or any of its assets;

(iv)          any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company; or

(v)          any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act, it being understood that Rule 14a-1(l)(2)(iv) and Rule 14a-2(b) will not be available to Counterparty with respect to Company during the Standstill Period) to vote any securities of Company;

(b)          other than solely with its Affiliates, form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with any securities of Company (including, without limitation, Derivative Securities) or otherwise act in concert with any Person in respect of any such securities;

(c)          (i) other than in connection with the negotiation or consummation of a consensual Potential Transaction, seek election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or knowingly encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, or knowingly encourage any Person to seek or support any Person in seeking, the removal of any member of the Board;

(d)          (i) call or seek, or knowingly encourage any Person to call or seek or support any Person in calling or seeking, a special meeting of stockholders of Company; (ii) act or seek to act, or knowingly encourage any Person to act or seek to act or support any Person in acting or seeking to act, by written consent of stockholders; (iii) make, knowingly encourage, or participate in a request for any stockholder list or other records of Company; (iv) seek, or knowingly encourage any Person to seek or support any Person in seeking, to include any item of business on the agenda of any meeting of the stockholders of Company; or (v) act alone or in concert with others to conduct or seek to conduct any nonbinding referendum or “stockholder forum” with respect to Company;

(e)          take any action in support of, or make any proposal or request that constitutes controlling or changing the Board or management of Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board;

(f)          make or cause to be made, or knowingly encourage any Person to make or cause to be made, any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates, or any officers, directors, employees, stockholders, agents, attorneys, advisors or representatives of Company or any of its Affiliates, in each case in their capacities as such, or any of its or their respective businesses, products or services (including any statements regarding Company’s strategy, operations, performance, products or services), it being understood that this clause (f) will not restrict the ability of Counterparty to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over Counterparty; or (ii) enforce Counterparty’s rights pursuant to this Agreement;

(g)          act alone or in concert with others to influence, induce or seek to influence or induce any Person who is engaged with Company in any capacity to terminate or alter their relationship with Company; or

(h)          enter into any discussions or arrangements with any Person (other than with Counterparty’s Representatives or Company and its Representatives), or advise, knowingly assist, direct, knowingly encourage, or support any other Person, in each case in connection with any of the foregoing.

14.          The “Standstill Period” is the period commencing immediately after the execution of this Agreement and ending upon the earliest to occur of: (a) 11:59 p.m., Pacific time, on the date that is one year after the date of this Agreement; (b) the date that any Person or group has entered into a binding definitive agreement with Company to acquire more than 50 percent of the outstanding voting securities of Company or assets of Company representing more than 50 percent of the consolidated earnings of Company; or (c) with respect to a tender or exchange offer commenced by a third Person that, if consummated, would result in such Person’s acquisition of beneficial ownership of more than 50 percent of the outstanding voting securities of Company, the date that the Board either (A) publicly recommends in favor of such offer or (B) fails to publicly recommend that Company’s stockholders reject such offer, or thereafter withdraws or adversely qualifies the recommendation that Company’s stockholders reject such offer. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, paragraph 13 will not restrict Counterparty from making any proposal regarding a Potential Transaction to the Board, Company’s senior management or Company’s external financial advisor on a confidential basis (including, without limitation, pursuant to the Equipment Supply Agreement, as amended, between Company and Counterparty, dated as of October 22, 2008 (the “Equipment Supply Agreement”)), but only if such proposal would not reasonably be expected to require Company or Counterparty to make a public announcement regarding this Agreement, such proposal, a Potential Transaction or any of the matters described in paragraph 13. Notwithstanding anything to the contrary in this Agreement, (1) paragraph 13 will also not restrict Counterparty from (i) carrying out cash management and related treasury activities and investments in the ordinary course of business so long as such activities do not result in the ownership of five percent or more of the outstanding equity securities of Company or (ii) acquiring or offering to acquire any Person or business unit thereof that beneficially owns Company securities at the time of such acquisition so long as such Person did not acquire such securities on Counterparty’s behalf and such Person’s ownership of such securities was not a primary factor in the decision to pursue such acquisition; and (2) following the expiration, termination or waiver of the restrictions in paragraph 13, nothing contained in this Agreement (including, without limitation, the use and disclosure restrictions set forth in this Agreement) shall prohibit the Disclosing Party from taking any of the actions that are restricted by paragraph 13, or making any disclosure ancillary to the taking of such actions in any filing with the U.S. Securities and Exchange Commission. Notwithstanding anything to the contrary in this Agreement, from and after the date that Company is required to provide notice to Counterparty that Company is considering a third party bona fide offer pursuant to the Equipment Supply Agreement, (i) no private communications between Counterparty and Company will be deemed to be a breach of the restrictions in paragraph 13; (ii) no action or failure to act by Counterparty under or with respect to the Equipment Supply Agreement will constitute a breach of the restrictions in paragraph 13; and (iii) if Company’s discussions with the third party become public, Counterparty will be permitted to respond publicly to any inquiries with respect to such discussions and such response by Counterparty will not be deemed a breach of the restrictions in paragraph 13 (and Counterparty will reasonably coordinate with Company prior to issuing such response, to the extent practicable).

15.          Counterparty represents and warrants that, as of the date of this Agreement, neither it nor any of its Affiliates possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of Company.

16.          Each party agrees that, for a period of one year from the date of this Agreement, it will not, directly or indirectly, solicit the employment of any (i) employee of the other party of which such first party first became aware in connection with the Potential Transaction or who participates in any discussions with, or presentations to, such first party or (ii) employee with the title of vice president or more senior of the other party (each such individual, a “Covered Employee”). The foregoing will not prevent either party from soliciting the employment of any Covered Employee if such Covered Employee leaves the employment of the other party without any prior solicitation of employment by the soliciting party or its Representatives in violation of this paragraph 16. The phrase “solicit the employment of” will not be deemed to include general solicitations or advertisements of employment not specifically directed toward employees of the other party. For purposes of clarity, the provisions of this paragraph 16 will apply whether a Covered Employee is employed on the date of this Agreement or hereafter.

17.          With respect to all information (including Evaluation Material) furnished to the Receiving Party or its Representatives, the Receiving Party understands and agrees that, except as may be set forth in a definitive written agreement with respect to a Potential Transaction, (a) none of the Disclosing Party or its Representatives makes, and none of the Receiving Party or its Representatives is relying on, any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise; and (b) the Disclosing Party and its Representatives will not have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against the Disclosing Party and its Representatives, with respect to or arising out of the Potential Transaction, the Evaluation Material or for any errors or omissions in the Evaluation Material. Only those representations and warranties that may be made in a definitive written agreement with respect to a Potential Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified in such agreement, will have any legal effect. Nothing contained in this Agreement or the conveying of Evaluation Material pursuant to this Agreement will be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party, on behalf of itself and its Representatives, expressly disclaims any duty (express or implied) to update, supplement or correct any Evaluation Material disclosed under this Agreement regardless of the circumstances.

18.          If any Evaluation Material includes materials or information that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

19.          This Agreement may be modified only by a separate writing signed by the parties that expressly modifies the applicable provision. The terms of this Agreement may be waived only by a separate writing signed by the party against whom the waiver is sought to be enforced. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

20.          This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

21.          Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (with its appellate courts, the “Chancery Court”) for any action, suit or proceeding with respect to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chancery Court). To the extent that the Chancery Court would not have subject matter jurisdiction over any such action, suit or proceeding, each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court in the State of Delaware (such courts, together with the Chancery Court, the “Chosen Courts”). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding with respect to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

22.          Each party acknowledges that (a) it would be irreparably injured by a violation of this Agreement by the other party or its Representatives; and (b) monetary remedies would be inadequate to protect the non-violating party against any actual or threatened violation or continuation of any violation of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-violating party, each party agrees (i) that the other party may seek the granting of equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages in the event of the actual or threatened violation of this Agreement; and (ii) waive, and direct its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a violation of this Agreement but will be in addition to all other remedies available at law or equity to the non-violating party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been violated by either party or its Representatives, then the violating party will reimburse the other party for its reasonable and documented legal fees and expenses incurred in connection with such litigation.

23.          If any term or provision of this Agreement, or any application thereof to any circumstances, is, to any extent and for any reason, held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby and will be construed as if such invalid or unenforceable provision had, to such extent, never been contained in this Agreement and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

24.          This Agreement will inure to the benefit of and be binding upon each of Company and Counterparty and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment without the consent of the non-assigning party will be void.

25.          This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, any other agreements between the parties, including non-disclosure agreements (collectively, “Other Agreements”), will not be affected by this Agreement, and any confidential or proprietary information of the Disclosing Party disclosed other than in connection with the Potential Transaction will be governed by the applicable Other Agreement relating to that information.

26.          This Agreement, and any amendments to this Agreement, may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar format, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person.

27.          This Agreement also applies to Evaluation Material accessed through either party’s electronic data room. No subsequent acceptance of any license agreement, terms of use, confidentiality or other similar provisions required for access to such electronic data room will be deemed to modify or supplement any of the terms or conditions of this Agreement.

28.          The commitments of either party in this Agreement will survive termination of any discussions between the parties and will continue for a period of two years following the date of this Agreement, except that the obligations under the last sentence of paragraph 10 will continue until terminated in accordance with its terms.

[Signature page follows.]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

INTEVAC, INC.

By:	/s/ Nigel Hunton
	Name:	Nigel Hunton
	Title:	CEO

Confirmed and agreed to as of
the date first written above:

SEAGATE TECHNOLOGY HOLDINGS PLC

By:	/s/ James C. Lee
	Name:	James C. Lee
	Title:	Senior Vice President, Chief Legal Officer, and Corporate Secretary

[Signature Page to Confidentiality Letter Agreement]